American Funds Short-Term Tax-Exempt Bond Fund
January 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$3,970
Class F-1	$57
Class F-2	$473
Class F-3*	$-
Total	$4,500
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0560
Class F-1	$0.0443
Class F-2	$0.0576
Class F-3	$0.0015
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	73,637
Class F-1	1,222
Class F-2	8,229
Class F-3	1
Total	83,089
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.07
Class F-1	$10.07
Class F-2	$10.07
Class F-3	$10.07
*Amount less than one thousand